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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                       INTERNATIONAL TOTAL SERVICES, INC.
                                (Name of Issuer)

                        COMMON SHARES, WITHOUT PAR VALUE
                         (Title of Class of Securities)

                                    46049910
                                 (CUSIP Number)

                                Robert A. Weitzel
                               5005 Rockside Road
                            Independence, Ohio 44131
                                 (216) 642-4522

                                 With a copy to:
                             F. Ronald O'Keefe, Esq.
                             Hahn Loeser & Parks LLP
                   3300 BP America Building, 200 Public Square
                           Cleveland, Ohio 44114-2301
                                 (216) 274-2500

      (Name, address and telephone number of persons authorized to receive notices and communications on behalf of person(s) filing statement)

                               SEPTEMBER 19, 1997
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
            [ ]Rule 13d-1(b)
            [ ]Rule 13d-1(c)
            [X]Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.


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CUSIP No. _________________

         -----------------------------------------------------------------------------------------
         1.       NAMES OF REPORTING PERSONS.
                  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                           ROBERT A. WEITZEL
         -----------------------------------------------------------------------------------------
         2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                                        (a) [ ]
                                                                                        (b) [ ]
         -----------------------------------------------------------------------------------------
         3.       SEC USE ONLY

         -----------------------------------------------------------------------------------------
         4.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  U.S.
         -----------------------------------------------------------------------------------------
                                    5.      SOLE VOTING POWER
         NUMBER OF
         SHARES                             3,211,717
         BENEFICIALLY               --------------------------------------------------------------
         OWNED BY EACH              6.      SHARED VOTING POWER
         REPORTING
         PERSON WITH:                       - 0 -
                                    --------------------------------------------------------------
                                    7.      SOLE DISPOSITIVE POWER

                                            3,211,717
                                    --------------------------------------------------------------
                                    8.      SHARED DISPOSITIVE POWER

                                            - 0 -
         -----------------------------------------------------------------------------------------
         9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  3,211,717
         -----------------------------------------------------------------------------------------
         10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE
                  INSTRUCTIONS)

         -----------------------------------------------------------------------------------------
         11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  48.2%
         -----------------------------------------------------------------------------------------
         12.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                  IN




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                                  SCHEDULE 13G

         This Schedule 13G filing is made on behalf of Robert A. Weitzel, an individual, to report Mr. Weitzel's ownership of shares of common stock, no par value, issued by International Total Services, Inc., a corporation organized under the laws of the State of Ohio (the "Issuer"). The Issuer initially registered shares of its common stock pursuant to Section 12(g) of the Securities Exchange Act of 1934, at the time of the Issuer's initial public offering of its common stock on September 19, 1997. In accordance with Section 240.13d-1(d) of the Securities Exchange Act of 1934, as amended, this Schedule 13G filing reflects Mr. Weitzel's ownership of the Issuer's common stock subsequent to the Issuer's initial public offering, as of 45 days after the 1997 calendar year end.

         ITEM 1.

         (A)      NAME OF ISSUER:

                  International Total Services, Inc.

         (B)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  5005 Rockside Road
                  Independence, Ohio 44131

         ITEM 2.

         (A)      NAME OF PERSON FILING:

                  Robert A. Weitzel

         (B)      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  5005 Rockside Road
                  Independence, Ohio 44131

         (C)      CITIZENSHIP:

                  U.S.

         (D)      TITLE OF CLASS OF SECURITIES:

                  Common Shares, without par value.

         (E)      CUSIP NUMBER:

                      46049910


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         ITEM 3.      IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS
                      240.13d-1(b) OR (c), CHECK WHETHER THE PERSON FILING
                      IS A:

                      Not applicable. This filing is made pursuant to Section 240.13d-1(d).


         ITEM 4.      OWNERSHIP.

                      (a)      AMOUNT BENEFICIALLY OWNED:  3,211,717 shares.
                                                           -----------------

                      (b)      PERCENT OF CLASS:  48.2%.
                                                  ------

                      (c)      NUMBER OF SHARES AS TO WHICH THE PERSON HAS:

                       (i)   SOLE POWER TO VOTE OR TO DIRECT THE VOTE:                  3,211,717 shares
                                                                                         ---------------
                       (ii)  SHARED POWER TO VOTE OR TO DIRECT THE VOTE:                        0 shares
                                                                                                --------
                       (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:     3,211,717 shares
                                                                                        ----------------
                       (iv)  SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:              0 shares
                                                                                               --------


         ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                      Not applicable.


         ITEM 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                      PERSON

                      Not applicable.


         ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                      Not applicable.


         ITEM 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                      Not applicable.


         ITEM 9.      NOTICE OF DISSOLUTION OF GROUP

                      Not applicable.


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         ITEM 10.     CERTIFICATION

                      (a)      Not applicable.

                      (b)      Not applicable.



                                    SIGNATURE

         AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.

                                                         10/9/98
                                             ---------------------------------
                                                           DATE

                                                  /s/ ROBERT WEITZEL, CEO
                                             ---------------------------------
                                                         SIGNATURE

                                                   ROBERT WEITZEL, CEO
                                             ---------------------------------
                                                         NAME/TITLE




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